Exhibit 5.1

May 27, 2014

ZAIS Financial Corp.
Two Bridge Avenue, Suite 322
Red Bank, New Jersey 07701-1106

Ladies and Gentlemen:

We have acted as counsel to ZAIS Financial Corp. (the “Company”) in connection with a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the 1,200,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which may be issued from time to time pursuant to the Company’s Dividend Reinvestment Plan (the “Plan”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Amendment and Restatement of the Company, the Amended and Restated Bylaws of the Company, resolutions adopted by the Board of Directors of the Company and such other corporate and partnership records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the authenticity of all documents purported to be originals and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic, portable document format or reproduced copies.

Based on the foregoing, and such examination of law and fact as we have deemed necessary, we are of the opinion that:

1.	The Company is duly incorporated as a corporation under the laws of the State of Maryland and is in good standing.

2.	The Common Stock has been duly authorized and, when issued and delivered by the Company upon receipt of the consideration therefor as provided in, and otherwise in accordance with, the Plan and the resolutions of the Company’s Board of Directors authorizing the adoption of the Plan and the registration of the Common Stock, the Common Stock will be validly issued, fully paid and non-assessable.

The opinion set forth in this letter relates only to the General Corporation Law of the State of Maryland, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP